Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the American Eagle Outfitters, Inc. 2014 Stock Award and Incentive Plan, of our reports dated March 13, 2014, with respect to the consolidated financial statements of American Eagle Outfitters, Inc. and the effectiveness of internal control over financial reporting of American Eagle Outfitters, Inc. included in its Annual Report (Form 10-K) for the year ended February 1, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 26, 2014